EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 33-82522, 333-15235, 333-53085, 333-41010, 333-41012 and 333-105800) on Forms S-8 of InFocus Corporation of our reports dated January 28, 2004, with respect to the consolidated balance sheets of InFocus Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2003, and the related consolidated financial statement schedule, which reports appears in the December 31, 2003, Annual Report on Form 10-K of InFocus Corporation.

Our report refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), as more fully described in Note 1 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG, LLP
Portland, Oregon,
March 10, 2004